Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Reliance Steel & Aluminum Co. for the registration of $350,000,000 of 6.200% Senior Notes due 2016 and $250,000,000 of 6.850% Senior Notes due 2036 and to the incorporation by reference therein of our report dated March 10, 2006 (except Note 14, as to which the date is December 29, 2006) with respect to the consolidated financial statements and schedule of Reliance Steel & Aluminum Co. and of our report dated March 10, 2006 with respect to Reliance Steel & Aluminum Co.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Reliance Steel & Aluminum Co. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
January 3, 2007